Exhibit 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
Valley National Bancorp
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Title of Each Class of Securities to be Registered(1)	Fee Calculation or Carry Forward Rule(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	8.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C	457(o) and 457(r)	6,900,000	$25.00	$172,500,000	0.00014760	$25,461.00

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts							$25,461.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$25,461.00

(1)
The filing fee is calculated in accordance with 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant initially deferred payment of all of the registration fee for Registration Statement
No. 333-278527
filed on April 5, 2024.

(2)	Assumes exercise in full of the underwriters’ option to purchase 900,000 additional shares.